Exhibit 10.1

FORM OF

EARNOUT AGREEMENT

This EARNOUT AGREEMENT (this “Agreement”) is entered into this 28th day of June, 2021, by and between Beach Labs, Inc. (“Beach Labs”) and Marijuana Company of America, Inc. (the “Company,” and together with Beach Labs, the “Parties”). The Parties are entering into this Agreement in connection with Beach Labs’s sale of cDistro, Inc. (cDistro”) to the Company, pursuant to an Agreement and Plan of Merger dated as of June 28, 2021, by and among cDistro, Beach Labs and the Company (the “Merger Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, as part of the transactions contemplated in the Merger Agreement, Beach Labs shall be entitled to certain additional stock compensation as set forth in the Merger Agreement based upon the financial performance of the Business.

WHEREAS, Beach Labs and the Company have agreed that calculation and payment of such earnout amounts is to be made in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective covenants and provisions contained herein, Beach Labs and the Company agree as follows:

1.	Definitions.

“Budgeted Gross Revenue” means, for the Earnout Period, the amount set forth on Exhibit A.

“Commencement Date” shall mean the first day of the fiscal quarter preceding the Closing Date.

“Earnout Amount” means $250,000, corresponding to a respective Gross Revenue realization of $600,000 for each Earnout Period, with a corresponding Earnout Payment which shall be made in Company common stock based on the Earnout Price Ratio.

“Earnout Payment” means each payment made pursuant to Section 2(a) below.

“Earnout Period” means each complete fiscal quarter following the Commencement Date in which cDistro achieves an initial or consecutive Gross Revenue amount of at least $600,000.

“Earnout Price Ratio” means the valuation formula for the Earnout Payments as defined in Exhibit A attached hereto. The Earnout Price Ratio is subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Company relating to the Company’s securities, combinations, recapitalization, reclassifications, extraordinary distributions and similar events.

“Forecast” means the forecast provided by cDistro to the Company on which the Company’s valuation of the Business was based, which is set forth on Exhibit B.

“Gross Revenue” shall have the meaning assigned to such term in Section 3(a).

“Gross Revenue Statement” shall have the meaning assigned to such term in Section 3(b)(i).

“Independent Accounting Firm” shall have the meaning assigned to such term in Section 3(b)(ii).

“Term” means the period commencing on the Commencement Date and ending on the first anniversary thereof.

“Total Earnout” means $1 million, the payment of which shall be made in Company common stock based on the formula set forth on Exhibit A hereto.

2.	Earnout Payment.

(a) Period for Payment. The Budgeted Gross Revenue and Earnout Amount for each Earnout Period shall be as set forth on Exhibit A.

(b) Earnout Payment.

(i) The Company shall, pursuant to Section 3(b), calculate the cDistro Gross Revenue earned and shall pay to Beach Labs the number of shares of Company common stock corresponding to the Earnout Price Ratio applied to the Earnout Amount for each Earnout Period that corresponds to the amount of Gross Revenue set forth in the Earnout table on Exhibit A with respect to such Earnout Period.

(ii) If and when the cumulative Gross Revenue during the Term, as determined pursuant to Section 3, equals or exceeds the Budgeted Gross Revenue for the Term, the Company shall pay to Beach Labs the Earnout Amount attributable to such amount of Gross Revenue set forth in the Earnout table on Exhibit A.

(iii) The Earnout Payment with respect to each Earnout Period shall be paid to Beach Labs as soon as practicable after the amount of the Earnout Payment has been determined and any dispute with respect thereto has been settled pursuant to Section 3.

(iv) Beach Labs shall not be entitled to any interest on any payments under this Agreement.

3.	Computation of Gross Revenue.

(a) Calculation of Gross Revenue. “Gross Revenue” shall mean the Gross Revenue of the Business for any Earnout Period, as determined in accordance with GAAP.

(b) Time of Determination.

(i) For each quarter during the Term, the Company shall prepare or cause to be prepared and delivered to Beach Labs, within 10 days after completion by the Company’s independent accountants of their audit or review, as applicable, of the Company’s financial statements, but in no event more than 10 days following the date the Company files its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as applicable, a written statement setting forth the computation of Gross Revenue of the Company attributable to cDistro for such quarter (the “Gross Revenue Statement”). During the 10 Business Days immediately following Beach Labs’s receipt of the Gross Revenue Statement and during the period in which any dispute with respect thereto is pending and unresolved, the Company shall provide Beach Labs reasonable access during normal business hours to such books and records of the Company as Beach Labs may reasonably request in order to review and verify the Company’s calculation of Gross Revenue as set forth in the Gross Revenue Statement. The Gross Revenue set forth in such Gross Revenue Statement shall become final and binding upon the Parties 10 Business Days following Beach Labs’s receipt thereof unless Beach Labs gives written notice of their disagreement to the Company prior to such date, setting forth in reasonable detail the basis for such disagreement.

(ii) If Beach Labs shall have any objections to the Company’s calculation of Gross Revenue as set forth on the Gross Revenue Statement, the Company and Beach Labs shall attempt in good faith to reach an agreement as to the matter in dispute. If the Company and Beach Labs fail to resolve such dispute within 20 Business Days after the Company’s receipt of such objection (or such longer period as mutually agreed upon by the Company and Beach Labs), then any such dispute may thereafter be referred by either Party for resolution to the Nonpartisan Accountants. The Company and Beach Labs shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary to cooperate with the Independent Accounting Firm in its resolution of the dispute. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final, binding and conclusive on all parties hereto. The fees and expenses of the Independent Accounting Firm incurred in resolving the dispute shall be borne by Beach Labs, unless the final determination of Gross Revenue, after resolution of such dispute, exceeds the Company’s calculation of Gross Revenue set forth on the Gross Revenue Statement by more than 5%, in which case such fees and expenses shall be borne by the Company.

(c) Time of Payment. Any payments owed to Beach Labs pursuant to this Agreement shall be made within 10 Business Days following the date upon which the applicable Gross Revenue Statement for the relevant quarter of any Earnout Period becomes final and binding pursuant to Section 3(b)(i) above or any dispute with respect to such Gross Revenue Statement is resolved pursuant to Section 3(b)(ii) above.

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4.	Management of the Business.

(a) Subject to applicable Law and the provisions of this Section 4 and the Company’s obligations to its shareholders, the Company shall be entitled to do any act (or refrain therefrom) in the conduct of the Business if they act in good faith, consistent with reasonable business practices and reasonably consider such action (or determination not to act) to be necessary and not for the purpose of adversely affecting the Gross Revenue of the Business or impairing the ability of the Business to maximize Gross Revenue; provided that if the Company proposes to take any action outside of the ordinary course of business that could reasonably be expected to have a material adverse effect on Gross Revenue, it shall notify Beach Labs and if Beach Labs reasonably believes that such action would have a material adverse effect on Gross Revenue, then the Company and Seller shall negotiate in good faith with respect to adjusting the Budgeted Gross Revenue for any periods affected thereby or otherwise amending the methodology for calculation of Earnout Payments hereunder.

(b) Notwithstanding the provisions of Section 4(a) above, during the Term, the Company shall:

(i) maintain a financial record keeping system that enables the Company to separately account for all items of revenue and expense of the Business necessary to calculate Gross Revenue hereunder;

(ii) subject to the provisions of Section 4(c) below, enable cDistro’s current management team to retain reasonable authority to make decisions regarding the operation of the Business consistent with maximizing both Gross Revenue and the operating results of the Company; and

(iii) provide the Business with such commercially reasonable personnel, technical and financial resources as are appropriate to operate the Business consistent with the Forecast. The determination of whether such resources are consistent with the level of resources underlying the Forecast shall be measured by ratios, including the ratios of operating expenses to revenue, the ratio of capital expenditures to revenue, the ratio of working capital to revenue and the ratio of Gross Revenue to revenue; provided, that any adjustment to resources shall be subject to a commercially reasonable time frame.

(c) If (i) the Company sells or transfers to an unrelated third party all or substantially all of the Business, including substantially all of the assets used by the Company in conducting the Business, prior to the end of the Term and (ii) such third party does not assume all of the Company’s obligations under this Agreement, then the Company shall pay to Beach Labs (x) the full $250,000 in Earnout for each Earnout Period not yet completed as of the date of such sale or transfer. Such amount will be paid to Beach Labs within 30 days of the closing of such sale or transfer.

5.	Miscellaneous.

(a) Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written (including electronic) or oral, which may have related to the subject matter hereof in any way.

(b) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, provided that (i) the Company may assign this Agreement or any of its rights, interests, or obligations hereunder to any of its Affiliates without the approval of Beach Labs, provided, that, notwithstanding any such assignment, the Company shall guarantee the payment obligations hereunder, (ii) subject to Section 4(d), the Company may assign this Agreement or any of its rights, interests, or obligations hereunder to a third party in connection with the sale of all or substantially all of the Business to such third party, and (iii) Beach Labs may assign this Agreement or any of its rights, interests, or obligations hereunder to a trust established for the benefit of such shareholders without the approval of the Company.

(c) Counterparts. This Agreement may be executed in two or more counterparts, and by the Parties in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(d) Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

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(e) Governing Law. All questions concerning the construction, validity, and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision that would cause the application of the laws of any jurisdiction other than the State of Nevada. Each of the Parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state or federal courts of the State of Nevada for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation, proceeding or action relating thereto except in such courts). Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the state or federal courts of the State of Nevada and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation, proceeding or action brought in any such court has been brought in an inconvenient forum. Each Party hereto hereby consents to process being served in any such Litigation by the mailing of a copy thereof to the address set forth in Section 5(h) below and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 5(e) shall affect or eliminate any right to serve process in any other manner contemplated by applicable Law.

(f) Amendments and Waivers. This Agreement may be amended and any provision of this Agreement may be waived only if such amendment or waiver is set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(g) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

(h) Notices. All notices, demands, and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of electronic confirmation of receipt if sent by e-mail, facsimile or other wire transmission, (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (d) one day after being deposited with a reputable overnight courier. Notices, demands, and communications to the Parties shall, unless another address is specified in writing, be sent to the address or facsimile number indicated below:

Notices to Beach Labs:

Beach Labs Inc.

3450 S. Ocean Blvd., #122

Palm Beach, FL 33480

Attention: Ronald P. Russo, Jr.

Email: rr@cdistro.com

Notices to the Company:

Marijuana Company of America, Inc.

1340 West Valley Parkway, Suite 205

Escondido, CA 92029

Attention: Jesus M. Quintero, CEO

Email: jesus@hempsmart.com

(i) Expenses. Except for payments to the Independent Accountant, if any, pursuant to Section 3(b)(ii), all costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with this Agreement shall be paid by the Party incurring such costs and expenses, provided, however, that in any collection action brought to enforce the Company’s obligation to make a payment pursuant to Section 3(c) with respect to an Earnout Payment finally determined in accordance with Section 3, the prevailing party shall be entitled to reasonably attorneys’ fees and any other costs incurred in that proceeding in addition to any other relief to which it is entitled.

(j) Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(k) Construction.

(i) All references in this Agreement to “dollars” or “$” shall mean United States dollars;

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(ii) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(iii) Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(iv) The words “hereof” “hereby” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(v) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(vi) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s permitted successors and permitted assigns.

(vii) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(viii) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

MARIJUANA COMPANY OF AMERICA, INC.

By:	Jesus M. Quintero
Print Name:	Jesus M. Quintero
Its:	Chief Executive Officer

CDISTRO:

CDISTRO, INC.

By:	/s/ Ronald P. Russo, Jr.
Print Name:	Ronald P. Russo, Jr.
Its:	Chief Executive Officer

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